Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cisco Systems, Inc. of our report dated September 3, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cisco Systems, Inc.’s Annual Report on Form 10-K for the year ended July 26, 2025.

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 20, 2026